                                           NEWS RELEASE

CONSUMER PORTFOLIO SERVICES, INC. REPORTS
2008 THIRD QUARTER RESULTS

IRVINE, California, October 28, 2008 (MARKET WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced results for its third quarter ended September 30, 2008.

Total revenues for the third quarter of 2008 decreased approximately $11.1 million, or 10.8%, to $91.7 million, compared to $102.8 million for the third quarter of 2007.  Total operating expenses for the third quarter of 2008 were $104.4 million, an increase of $7.9 million, or 8.2%, as compared to $96.4 million for the 2007 period.

Net loss for the third quarter of 2008 was $(6.3) million, or $(0.32) per diluted share, compared to net income of $3.7 million, or $0.16 per diluted share, for the year-ago quarter.  The financial results for the third quarter of 2008 were negatively impacted by the completion of the previously announced structured whole loan sale in September 2008.  The Company incurred a loss on the transaction as the effective purchase price of the sold receivables was less than the carrying value on the Company’s balance sheet.

For the nine months ended September 30, 2008, total revenues increased approximately $8.8 million, or 3.1%, to $293.8 million, compared to $285.0 million for the nine months ended September 30, 2007.  Total expenses for the nine months ended September 30, 2008 were $300.0 million, an increase of $32.9 million, or 12.3%, as compared to $267.1 million for the nine months ended September 30, 2007.

Net loss for the nine months ended September 30, 2008 was $(2.7) million, or $(0.14) per diluted share, compared to net income of $10.4 million, or $0.45 per diluted share, for the nine months ended September 30, 2007.  As discussed above, the financial results for the third quarter of 2008 were negatively impacted by the completion of the previously announced structured whole loan sale in September 2008.

During the third quarter of 2008, CPS purchased $33.6 million of contracts from dealers as compared to $79.8 million during the second quarter of 2008 and $340.2 million during the third quarter of 2007.  During the first nine months of 2008, CPS purchased $289.6 million of contracts from dealers as compared to $1,016.5 million during the first nine months of 2007. The Company's managed receivables totaled $1,829.5 million as of September 30, 2008, as compared to $2,053.1 million as of September 30, 2007, as follows ($ in millions):

Originating Entity	September 30, 2008	September 30, 2007
CPS	$1,606.6	$1,987.7
TFC	27.0	63.1
MFN	0.0	0.2
SeaWest	0.2	1.4
As Third Party Servicer	195.7	0.7
Total	$1,829.5	$2,053.1

As previously reported, in September 2008 the Company completed a structured whole loan sale with the sale of $199 million of automobile purchase receivables.  In addition, the Company extended the maturity of one of its warehouse credit facilities from September 30, 2008 to November 28, 2008.

Annualized net charge-offs during the first nine months of 2008 were 7.2% of the average owned portfolio as compared to 5.0% during the same period in 2007.  Delinquencies greater than 30 days (including repossession inventory) were 7.7% of the total owned portfolio as of September 30, 2008, as compared to 6.1% as of September 30, 2007.  The increase in net charge-off and delinquency percentages can be partly attributed to the aging of the portfolio and the decrease in the size of the managed portfolio as new contract purchases have not replaced portfolio run-off.

“While the completion of the whole loan sale negatively impacted our earnings, the quality of our franchise allowed us to access liquidity during this very difficult capital markets environment,” said Charles E. Bradley, Jr., Chief Executive Officer.  “We expect the operating landscape to be challenging in the near term and have made adjustments to our business accordingly.  We have scaled back our operating infrastructure to focus on servicing our portfolio and maximizing collections while maintaining our best dealer relationships.   With these moves, we feel confident in our ability to weather the current economic turbulence and should be well positioned to exploit a tremendous industry opportunity once the capital markets stabilize.”

Conference Call

CPS announced that it will hold a conference call tomorrow, October 29, 2008, at 1:30 p.m. EDT to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-582-2717 approximately 10 minutes prior to the scheduled time.

A replay will be available between October 29, 2008 and November 5, 2008, beginning one hour after conclusion of the call, by dialing 800-642-1687 or 706-645-9291 for international participants, with pin number 68472980.  A broadcast of the conference call will also be available live and for 30 days after the call via the Company’s web site at www.consumerportfolio.com and at www.streetevents.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of future losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or the effects of changes in bankruptcy law, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future earnings, as to which there can be no assurance.

Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

Investor Relations Contacts

Consumer Portfolio Services, Inc.
Robert E. Riedl
949-753-6800

Erica Waldow
888-505-9200

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Interest income	87,706	$97,423	281,924	$267,361
Servicing fees	235	274	944	668
Other income	3,775	5,058	10,930	17,020
	91,716	102,755	293,798	285,049
Expenses:
Employee costs	12,455	11,566	38,824	33,704
General and administrative	21,460	6,335	36,380	18,386
Interest	40,963	36,382	120,952	99,600
Provision for credit losses	25,961	36,300	91,764	98,458
Other expenses	3,515	5,832	12,033	16,914
	104,354	96,415	299,953	267,062
Income (loss) before income taxes	(12,638)	6,340	(6,155)	17,987
Income tax expense (benefit)	(6,312)	2,663	(3,432)	7,591
Net income (loss)	$(6,326)	$3,677	$(2,723)	$10,396

Earnings (loss) per share:
Basic	$(0.32)	$0.18	$(0.14)	$0.49
Diluted	(0.32)	0.16	(0.14)	0.45

Number of shares used in computing earnings (loss)
per share:
Basic	19,693	20,779	19,275	21,279
Diluted	19,693	22,438	19,275	23,184

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007

Cash	$23,230	$20,880
Restricted cash	167,774	170,341
Total Cash	191,004	191,221
Finance receivables	1,573,219	2,068,004
Allowance for finance credit losses	(66,919)	(100,138)
Finance receivables, net	1,506,300	1,967,866
Residual interest in securitizations	1,200	2,274
Deferred tax assets, net	53,867	58,835
Other assets	65,887	62,617
	$1,818,258	$2,282,813

Accounts payable and other liabilities	$24,768	$36,097
Warehouse lines of credit	8,692	235,925
Residual interest financing	68,250	70,000
Securitization trust debt	1,550,717	1,798,302
Senior secured debt, related party	19,813	---
Subordinated debt	28,182	28,134
	1,700,422	2,168,458

Shareholders' equity	117,836	114,355
	$1,818,258	$2,282,813

Operating and Performance Data ($ in thousands)

	At and for the Three months ended September 30,		At and for the Nine months ended September 30,
	2008	2007	2008	2007

Contract purchases	33,636	340,244	289,560	1,016,547

Total managed portfolio	1,829,468	2,053,135	1,829,468	2,053,135

Average managed portfolio	1,880,787	2,008,911	2,005,682	1,839,382

Net interest margin (1)	46,743	61,041	160,972	167,761

Risk adjusted margin (2)	20,782	24,741	69,208	69,303

Core operating expenses (3)	37,430	23,733	87,237	69,004
Annualized % of average managed portfolio (4)	7.96%	4.73%	5.80%	5.00%

Allowance for finance credit losses as % of fin. receivables	4.25%	4.84%

Aggregate allowance as % of fin. receivables (5)	6.03%	5.82%

Delinquencies
31+ Days	5.20%	4.61%

Repossession Inventory	2.48%	1.45%

Total Delinquencies and Repossession Inventory	7.68%	6.06%

Annualized net charge-offs as % of average owned portfolio	7.89%	5.58%	7.20%	4.95%

(1) Interest income less interest expense.
(2) Net interest margin less provision for credit losses.
(3) Total expenses less interest and provision for credit losses.
(4) 2008 results include a loss on the $199 million structured whole loan sale completed in September 2008.
(5) Includes allowance for finance credit losses and allowance for repossession inventory.